Exhibit 23.4

Assentsure PAC UEN – 201816648N 180B Bencoolen Street #03-01 The Bencoolen Singapore 189648 http://www.assentsure.com.sg

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our report dated February 14, 2025, in this Registration Statement on Post-Effective Amendment No. 1 to Form F-1, with respect to the consolidated financial statements of BloomZ Inc. and its subsidiary as of and for the year ended September 30, 2024, appearing in it annual report on Form 20-F for the year ended September 30, 2024. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ Assentsure PAC Singapore

March 19, 2025